Exhibit 99.1

CORPORATE PARTICIPANTS

Mike Steele OfficeMax, Inc.—VP IR

Ravi Saligram OfficeMax, Inc.—President, CEO

Deb O’Connor OfficeMax, Inc.—SVP, Interim CFO

Steve Parsons OfficeMax, Inc.—EVP, Chief Human Resources Officer

Michael Lewis OfficeMax, Inc.—EVP, President of Retail

Ron Lalla OfficeMax, Inc.—EVP, Chief Merchandising Officer

John Kenning OfficeMax, Inc.—EVP, President of Contract

CONFERENCE CALL PARTICIPANTS

Brad Thomas KeyBanc Capital Markets—Analyst

Christopher Horvers JPMorgan Chase & Co.—Analyst

Oliver Wintermantel ISI Group—Analyst

Gary Balter Credit Suisse—Analyst

Michael Lasser UBS—Analyst

Halley Goodman Goldman Sachs—Analyst

PRESENTATION

Operator

Good morning. My name is Ryan and I will be your conference facilitator today. At this time, I would like to welcome everyone to OfficeMax second-quarter 2013 conference call.

All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer period. (Operator Instructions).

It is now my pleasure to introduce to you Mike Steele, Vice President of Investor Relations of OfficeMax. Mr. Steele, you may begin.

Mike Steele—OfficeMax, Inc.—VP IR

Good morning. Thanks for joining us. Today’s call will be archived on our website for one year and is available as both a webcast and a podcast.

Certain statements made on this call and other written or oral statements made by or on behalf of the Company constitute forward-looking statements within the meaning of the federal securities laws. Management believes these forward-looking statements are reasonable. However, the Company cannot guarantee that actual results will be consistent with the forward-looking statements and you should not place undue reliance on them. These statements are based on current expectations and speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement. Important factors which may cause results to differ from expectations are included in the Company’s annual report on Form 10-K and in the Company’s other filings with the Securities and Exchange Commission.

In addition, we may make statements on this call concerning our pending merger with Office Depot. These statements are not an offer to sell any securities by OfficeMax or Office Depot. Investors should read the joint prospectus included in the registration statement on Form S-4 file by Office Depot with the SEC. These documents contain important information concerning the merger and can be obtained for free at the SEC’s website or by contacting Investor Relations.

Now I’ll turn the call over to our CEO, Ravi Saligram.

Ravi Saligram—OfficeMax, Inc.—President, CEO

Thanks Mike. Good morning, everyone, and thank you for joining us.

Before we review our second-quarter results, I would like to acknowledge an important and pivotal milestone in the Company’s history that occurred last month. On July 10, at concurrent special meetings, shareholders from both OfficeMax and Office Depot gave their overwhelming support to approve the proposed merger. This is a strong endorsement of the strategic rationale behind this merger — to create a stronger and more efficient global provider better able to compete in the rapidly changing office products industry. The next step in the merger process will be the conclusion of the FTC review, and we remain optimistic that the transaction would close by the end of the year.

I’m also very pleased to be joined this morning by Deb O’Connor, our interim CFO. I am delighted to welcome her to our executive committee as we move through this transformative period for the Company. As a five-year veteran of OfficeMax, Deb brings not only broad and deep financial experience, but also a very personal and hands-on knowledge of our business, markets, and most critical strategic initiatives. Under Deb’s leadership, I am absolutely confident that the finance leadership team will continue to deliver excellent financial stewardship to the Company.

I’d also like to take this opportunity to thank Bruce Besanko for his many contributions to the Company, including development of a strong finance team. We wish him all the very best in his professional and personal endeavors.

Also joining us today is Steve Parsons, EVP and Chief Human Resources Officer of OfficeMax, who is now serving as co-leader of the integration planning process along with Office Depot’s CFO, Mike Newman. Steve has been an integral member of the integration steering committee for this merger and brings strong career experience in integration planning for mergers varying complexity and scale, including most recently the Rite Aid, Brooks and Eckerd’s stores transaction with combined fiscal revenues of approximately $26 billion. Steve will provide an update on the integration planning process later in the call.

So here is what we plan to cover today. I’ll share the highlights from the second quarter, and update you on the forward progress of our key initiatives. Then Deb will walk through the financial details of the quarter as well as our outlook. Steve will provide an update on the merger integration process and then I’ll close and move on to Q&A.

First, our results. Sales continue to be impacted by an uneven economic recovery and ongoing secular declines of traditional office supply categories such as paper, ink, and toner. For the second quarter, our adjusted sales were 4.1% lower than prior year with the most pronounced weakness occurring in our international contract business.

While we continue to successfully manage and lower our expenses, we experienced a decline in operating income margin rate from the prior year. The biggest cause of our profit decline came from our international contract subsidiaries, and we’ve already initiated cost reduction programs to begin mitigating these issues. We remain laser focused on expenses overall as we navigate this challenging environment, and we expect second-half profit performance to improve versus the first half.

While these headwinds are challenging, we remain committed to restoring topline growth. Consequently, we continue to develop, test and implement innovations aimed at evolving our product and service offerings and building deeper, more meaningful connections with our customers.

In the second quarter, we delivered on a number of key initiatives. We continued to test our new innovative relationship-based retail concept, the OfficeMax business solution center that features specially tailored business services, solutions and products delivered by expert associates to help local entrepreneurs grow their businesses.

We continue to drive our multichannel initiatives and improve the capabilities of our digital properties. We saw an increase in new small and medium business accounts as a result of our initiative to grow our share of these customers in our US Contract business. We continued the rollout of our in-store service offerings especially designed to support the needs of small businesses accompanied by the in-depth training and tools our store level associates need to drive the customer experience and lead their stores more effectively.

And finally, we completed an in-depth study of our customer base and gained actionable insights. We will apply these learnings to our important back-to-school program and in the coming months we will be utilizing this information to further focus our train, marketing, and merchandising plans that target a key demographic, the small business customer. Importantly, we are increasing our efforts to evaluate new product and service categories that provide end-to-end solutions for these customers.

Turning to our Contract segment performance, sales in the US Contract business, which includes our digital initiatives, declined more than 2% during the second quarter due to lower sales to existing customers. In particular, we continue to see weak demand within the healthcare and federal government sectors and declines overall in traditional office supply products such as paper and toner, as the digitization of the workplace continues to evolve.

We were encouraged, however, to see modest sequential sales improvement from the first quarter within our US Contract business overall and that we maintained gross margins versus the prior year’s quarter. Also, our US Contract team has done a good job maintaining a greater than 92% quarterly customer retention rate despite our efforts by certain competitors to aggressively target our customers in light of our pending merger with Office Depot. However, our strong customer relationships and reputation for outstanding service have prevailed as evidenced by the strong retention rate.

We are also encouraged by the fact that we were able to restore a positive rate of net new wins in the second quarter after four consecutive quarters of positive net new wins in fiscal 2012.

Our emphasis on growth adjacencies to expand our offerings beyond traditional office supply products is paying off. In the second quarter, we maintained double-digit growth in facilities, products, and services. Our footage adjacency grew over the prior year’s quarter with interiors producing solid growth, particularly in the education sector. A new go-to-market strategy drove second-quarter growth for print and document services as well.

Our SMB sales unit is now fully staffed across 12 key markets, and experienced good growth for the quarter. The team made good progress with new account acquisition in the small and medium business growth adjacency, as we saw a significant increase in the number of new accounts this quarter.

International Contract sales and gross margin performance struggled in the quarter. The weakening government sector in Australia, along with continued weakness in Canada, were the significant drivers of underperformance contributing to the decline in Contract segment gross profit margin for the quarter.

As reported in leading Australian papers and the Wall Street Journal, Australia’s economy is coming off a long boom fired by China’s purchases of the country’s minerals. As Chinese demand has cooled, the Australian mining business has softened and consumer spending has declined. In fact, Retail sales grew at their weakest pace in 51 years in the year ending June 30, 2013.

The Australian team has initiated a cost reduction program to realign costs in line with their revenue base. In addition, they are increasing their emphasis on the education and corporate sectors to mitigate the downdraft from the government sector. Also, we are making good progress on driving print and document services. I am confident that Australia’s second half will be better than the first.

We also recently appointed Ron McDougall to head our Canadian operations, OfficeMax Grand and Toy. And he comes to us from Cisco Canada.

Turning to our digital initiatives, we have been making and will continue to make significant investments in our eCommerce platform. These investments have proven beneficial to topline growth and are key levers to delivering the multichannel experience today’s customers want and expect.

Some digital highlights for this quarter include that we implemented seven website releases across OfficeMax.com and OfficeMaxWorkplace.com, including customer-facing enhancements to online store pickup, the checkout experience, and post-order customer communication. We also continue to enrich the overall content of these websites.

We significantly broadened our OfficeMax.com online product assortment, increasing SKUs by nearly 40% in selected categories that include health and safety, packaging materials, art supplies, and office furniture. We increased traffic to our website and drove double-digit improvement in conversion rates. We continued to see increased utilization of online store pickup driving footsteps to our stores. We are also steadily improving our order fill rate since we launched the initiative last fall. And finally, for the sixth consecutive quarter, OfficeMax.com experienced double-digit sales growth.

In July, OfficeMax launched a new digital innovation center aimed at fostering the creativity and real-time innovation needed to expedite the delivery of digital solutions that enhance and differentiate the customers’ omni-channel shopping experience. The new center offers a contemporary workspace where IT and eCommerce associates are embedded in teams alongside merchandising, finance, and other key support partners, all focused on a common goal. We believe the center further positions OfficeMax as an employer of choice for top talent in the highly competitive digital arena.

Moving on to our Retail business, second-quarter retail sales comps declined low single digits but sequentially improved versus the first quarter. We saw continued softness in tech and traditional paper and ink and toner product categories while seeing growth in print and document services and our tech services portfolio. Importantly, we held gross margins flat with the prior-year period.

We continue to focus on topline sales, aiming to reverse our decline in comp store performance. Driving traffic to our stores remains a critical priority. However, we’ve started putting an even higher emphasis on conversion for our store associates. Our store leadership model has been enhanced, empowering and training our associates to build relationships with their customers by becoming trusted experts in the field. We expect this model to drive stronger customer conversion and loyalty. Coupled with changes in product and service offerings, our actions are already yielding positive results.

This quarter, we achieved significant improvements in our customer experience metric. We are also encouraged that we continue to experience single-digit positive comps in a subset of our store portfolio in the second quarter. We have analyzed the cause and factors of comp growth and are looking to roll out best practices for the rest of our fleet.

We’re also using several laboratory stores to quickly prototype of an ideal product process and people innovations. Successful aspects of these pilots are then being aggressively rolled out to what we call accelerator stores, enabling us to refine the formula for relevant business customer experiences and marketing effort all aimed at driving traffic and conversions. Successful innovations are then rolled out to the rest of the chain. I am pleased by the tangible results and positive comp growth we are experiencing in our flagship lab store.

We also continue to evolve our business model from selling products to selling services and solutions. Long-term, we believe that scaling our services business will be a key driver of mitigating traditional office product category declines.

We continued to build momentum with our in-store services in the second quarter. Through partnership with some of the industry-leading experts in tech and business services, we are focused on bringing peace of mind to our small business customers.

Some examples of new in-store service offerings include subscription IT services, PC security services with LoJack for Laptops, no contract phones with three nationwide providers, website services with GoDaddy, online backup at Carbonite, and cloud storage services with Xerox and MyMedia. We are also now offering in-store hard drive data recovery, a broad and differentiated service offering catered to the growth-minded but value conscious small business owner and are an important enabler of the transformation of our Retail business. We expect to launch additional services in the second half of 2013.

And finally, in the first half of 2013, we piloted our new concept store, the OfficeMax Business Solution Center, in Milwaukee and in Portland. We are pleased to report strong customer satisfaction in these stores. We are confident that urban locations for the high density of small businesses represent timely locations for this new concept store. In the second half, we plan to open a few more of these new concept stores with the next iteration of this concept scheduled to debut in downtown Chicago later this month. Executing concept innovation is critically important to our transformation efforts and we believe that we have the essential ingredients to turn around declining comp sales by making OfficeMax a true destination for the business customer.

In closing, although many of our newest initiatives focus on the small business customer, back to school remains a very important season for us. This year’s strategy positions OfficeMax as the destination for the best and broadest assortment of new and innovative products at a great value for students from kindergarten through college, as well as teachers. We have a comprehensive marketing plan designed to drive store traffic through a mix that includes read-print, broadcast digital, direct mail, email, search and media and more. Through radio advertising that features the song “Let’s Get It Started” by the Black-Eyed Peas, we will increase our broadcast advertising impressions at a more efficient cost. We are executing a flight plan to launch compelling back to school offers as the season kicks off in respective geographies across the nation fueled by the return of our very popular and successful penny deals. And for students of every grade, we are offering the latest tech innovations in touch tablets and laptops and printers with a comprehensive set of PC protection support services.

At this point, I’ll turn it over to Deb for the financial review and outlook.

Deb O’Connor—OfficeMax, Inc.—Interim CFO

Thanks Ravi, and good morning, everyone. It’s a pleasure to be on the call today with you.

Let’s begin by walking through the income statement highlights. Consolidated net sales in the second quarter of 2013 decreased 4.3% to $1.5 billion compared to the prior-year period. Adjusted for currency translations, store closures and a consistent number of business days, the consolidated adjusted sales decline was 4.1% versus prior-year quarter.

Second-quarter Contract segment sales were $850 million, a decrease of 3.3% compared to the second quarter of 2012. In our US Contract business, which is approximately 2/3 of the Contract segment, sales decreased 2.5% from the prior-year second quarter. Although net new sales were positive, sales to existing customers declined 5.1% primarily led by paper and toner.

In the second quarter, sales in our international Contract business decreased 5.2% in US dollars, or a decrease of 5% on a local currency basis compared to the second quarter of 2012. Adjusting for the difference in the number of business days compared to the prior-year period, the decline would have been greater by approximately 150 basis points.

Second-quarter Retail segment sales decreased 5.6% to $683 million as compared to the second quarter of 2012, reflecting fewer stores and a 3.6% decrease in same-store sales on a local currency basis. US-only Retail same-store sales decreased 3.7% driven by a low single-digit decline in transaction counts and comp sales declines in our three primary product lines. Technology, which includes ink and toner, comped down high single digits. We experienced declines across most subcategories with the exception of printers and shredders.

Technology services achieved a strong double-digit sales comp. Our supplies category decline mid-single digits and furniture declined low single digits. Average ticket was approximately flat to the prior-year period.

Second-quarter Mexico same-store sales decreased 3.4% on a local currency basis, primarily due to weakness in the technology category. We opened one store, closed one store in Mexico in the second quarter to remain at 90 stores.

OfficeMax gross margin was 25.3% for the second quarter, a decrease of 30 basis points compared with the prior-year period. Contract segment gross margin decreased 50 basis points for the second quarter, reflecting weaker gross margins in our international Contract business. US Contract gross margins were flat compared to the prior-year quarter.

Retail segment gross margin was flat for the second quarter compared to the prior-year period. Improved customer margins were offset by deleveraging of occupancy costs due to the lower sales and the expiration of the favorable purchase accounting for leases from the 2003 acquisition of the US retail business which expired at the end of 2012.

Adjusted total operating expenses, which includes general and administrative expense, was approximately $12 million lower on an absolute dollar basis, but deleveraged as a percentages sales to 24.6% in the second quarter of 2013 compared to 24.2% in the prior-year quarter. Contract segment operating, selling and G&A expense was $2 million lower in Q2 2013, yet increased 40 basis points as a percent of sales to 19.8% in the prior year due to the deleveraging of expenses for lower sales and continued investments in growth and profitability initiatives, especially in digital and SMB, partially offset by lower incentive compensation expense.

Retail segment operating, selling, and G&A expense declined by $11 million in Q2 2013 from the prior-year period, yet increased as a percent of sales by 20 basis points, also due to the deleveraging of expenses from lower sales, partially offset by lower incentive compensation and advertising expense. Adjusted operating income margin for the second quarter of 2013 decreased to 0.7% from 1.3% in the prior-year period due to a 90 basis point decline in the Contract segment which was primarily driven by international weakness and a 10 basis point decline in the Retail segment.

As we mentioned in this morning’s press release, Corporate and Other segment operating expense was approximately $8 million in each period.

For the second quarter of 2013, we recorded adjusted net income of $1.8 million or $0.02 per diluted share compared to $9.5 million or $0.11 per diluted share in Q2 of last year. I want to remind you that these numbers exclude all Boise-related income as well as merger-related expenses. However, the adjusted profitability comparisons include the negative impact of the expiration of the favorable purchase accounting for leases. Please note that adjusted sales growth, adjusted operating income, adjusted net income, and adjusted earnings per share are non-GAAP financial measures which we reconcile to GAAP financials in our press release and Form 10-Q.

Now let’s turn to the balance sheet. At the end of the second quarter, we had cash and cash equivalents of $542 million, which included $134 million we received as distribution from our Boise investment in the first half of the year.

On July 2, we paid a $131 million special dividend to our holders of common stock. And then on July 30, we received an additional cash distribution of approximately $72 million from our Boise investments. Both of these buy items occurred after we close the second-quarter books.

At the end of the second quarter, we had total debt, excluding the nonrecourse [tempered] securitization notes of $235 million. Please keep in mind that this total debt excludes the $735 million of nonrecourse debt shown on our balance sheet, which is guaranteed by Wells Fargo. Due to the nonrecourse nature of this debt, in order to reflect OfficeMax’s obligations accurately, we, as well as third parties such as the credit rating agencies, exclude this debt from the calculation of various financial metrics and ratios used to assess the valuation of the Company.

Now, turning to working capital, inventories and accounts payable at the end of Q2 were $29 million and $22 million lower, respectively, as compared to the end of the prior-year period, primarily reflecting reduced volumes across the business. Accounts receivables at the end of the second quarter were $15 million lower than the prior-year period, primarily reflecting reduced sales volumes on the Contract side of the business.

Looking at cash flow, we generated $21 million of cash from operations in the first six months of 2013, and $82 million in the prior-year period. The first-quarter decline represents the vast majority of the first-half decline driven by lower adjusted earnings, the working capital items that we discussed previously, as well as merger-related costs this year, all of which were partially offset by the portion of Boise proceeds that are classified as cash flow from operations.

Capital expenditures, which were funded by cash from operations, totaled $20 million in the second quarter of 2013. This was primarily used for system improvements related to our growth initiatives, offer enhancements, including our ongoing SAP implementation, and infrastructure improvement.

Now, turning to outlook, we remain focused on containing costs while continuing to invest in our most critical core growth adjacency. For the third quarter, we anticipate that total Company sales will be lower than the third quarter of 2012, including the projected unfavorable impact of foreign currency translation. We also anticipate that, for the third quarter of 2013, adjusted operating income margin will be lower than the third quarter of 2012, but higher than the 1% rate for the first half of 2013. Keep in mind that the prior-year period included both a dividend income from Boise and the positive impact from the favorable purchase accounting for leases.

With respect to consolidated gross margin, we expect a lower gross margin rate for the third quarter compared to the 26.4% rate in the prior-year period, due to the expiration of the approximately $3 million favorable purchase accounting for lease items that I just mentioned. We expect SG&A expense as a percentages revenue to be slightly higher than the third quarter of 2012, but lower on an absolute dollar basis.

For the full year 2013, we anticipate that total Company sales for the year will be lower than the prior year, including the projected unfavorable impact of foreign currency translation. Foreign currency translation modestly increased consolidated sales in the first half of the year, but we currently expect foreign currency exchange to significantly work against us in the second half, resulting in a negative impact for the full year.

Also keep in mind that we have been taking a significant number of stores out of our US Retail network which impacts our overall reported sales growth rates.

Adjusted operating income margin for the full year 2013 is anticipated to be lower than the adjusted margin rate in 2012, but higher than the 1% rate for the first half of 2013. Also keep in mind that 2012 included the positive impact of $11 million from the expiration of the favorable purchase accounting for leases and approximately $8 million of Boise dividend income related to the 2003 merger.

With respect to consolidated gross margin, we expect a slightly lower rate for the full year as compared to 25.8% rate for 2012 due to the discontinuation of the previously mentioned purchase accounting for leases items. We expect full-year adjusted SG&A expense to be lower than the prior year but higher than last year as a percentage of revenue due to lower sales volumes.

Our outlook also includes the following assumptions for the full year 2013 — capital expenditures of approximately $80 million to $90 million primarily related to investments in IT, eCommerce, infrastructure and maintenance; depreciation and amortization of approximately $75 million to $80 million; cash contributions to the frozen pension plans of approximately $3 million; and pension expense of approximately $2 million to $3 million; interest expense of approximately $66 million to $68 million; and interest income of approximately $42 million to $44 million; an adjusted effective tax rate of approximately 34%; and cash flow from operations, excluding merger-related costs, to exceed capital expenditures.

After reviewing the current return profile of some of our stores, we now expect to close a total of 25 to 30 stores in the US this year, revised higher from the 15 to 20 stores that we indicated last quarter. We’re also planning selective relocation and downsizing of existing stores and selective openings of new smaller format concept stores. Additionally, we expect a total of five store openings and two store closures in Mexico.

And with that, I will turn the call over to Steve.

Steve Parsons—OfficeMax, Inc.—EVP, Chief Human Resources Officer

Thank you, Deb, and good morning, everyone. With the help of our external partner, the Boston Consulting Group, or BCG, both OfficeMax and Office Depot have been actively planning for the merger integration. We have 17 teams tasked with developing detailed integration strategies and day one operating plans for the combined company. Each team is co-led by and has representation from companies — for both companies — ensuring complete visibility into the nuances of how each business operates and to capture any interdependencies. As needed, a clean room process is being utilized so planning can continue while protecting any competitively sensitive information.

From a project management perspective, we have established an integration management office to guide the day-to-day integration design and planning work, identify interdependencies and risks, and develop any mitigation plans if necessary. I’m pleased to be working with Mike Newman, who is leading the integration planning process from the Office Depot side.

We have also established a steering committee comprised of senior executives from each company to provide governance and direct the overall integration strategy. In addition, Paul Hoelscher, our Vice President of Treasury and Corporate Development, will continue to provide outstanding leadership for the integration management office on behalf of OfficeMax.

Between the two companies, we now have more than 150 people actively engaged in the merger integration supported by a dedicated team from BCG. The level of engagement and collaboration is very high at all levels with frequent communication and on-site meetings in both Naperville and Boca Raton. As someone who has been intimately involved in this merger from it’s very early stages, I can say with great confidence that this planning is going extremely well.

Last week, the companies issued a joint news release reaffirming expected annual cost saving synergies of $400 million to $600 million, primarily coming from the combined North American business. Over the past several months, we have continued to refine these estimates, both internally as well as externally with BCG. And I’d like to share some insights into the various synergy categories.

The largest synergy category we have identified is expected to come from purchasing efficiencies related to more than $8 billion in combined cost of goods sold, including vendor optimization and SKU harmonization. Total purchasing synergies could easily run between $130 million and $200 million or roughly 1.5% to 2.5% of cost of goods sold.

A second synergy category as relates to the approximately $1 billion in North American supply chain costs — we believe that network optimization, along with transportation and delivery efficiencies, could generate roughly $70 million to $100 million in potential synergy savings.

A third synergy category is related to the approximately $500 million in combined North American advertising and marketing expense. We believe we can realize a substantial amount of savings in this area based on efficiencies in weekly inserts, media, and catalogs. In total, we believe that synergies in this area could range from $70 million to $100 million.

Additionally, the merged company will have a combined selling, general, and administrative spend of approximately $1.5 billion annually. Based on the work that has been done by the team so far and comparable transaction benchmarks provided by BCG, we estimate synergies in this area of $130 million to $200 million.

Overall, the progress we’ve made in integration planning, combined with the talent and dedication of the teams and additional analysis performed on the combined company cost structure, gives us a high degree of confidence that the total annual synergies will be $400 million to $600 million. In addition, we are putting the detailed plans in place to realize approximately 1/3 of the potential synergy savings range in year one. We continue to expect approximately $350 million to $450 million in one-time costs and approximately $200 million in capital investment to achieve the synergies. For 2013, OfficeMax expects to incur approximately $65 million to $75 million of merger-related expenses.

And with that, I’ll turn things back over to Ravi.

Ravi Saligram—OfficeMax, Inc.—President, CEO

Thanks, Steve. I’m delighted to see the positive momentum building with the merger. In particular, the expertise and collaboration demonstrated by the 17 integration teams has given us a high level of confidence in our ability to achieve the $400 million to $600 million in synergies. The proposed combination represents the right opportunity at the right time for our companies.

Clearly, the ability to drive meaningful growth in the rapidly changing office products industry requires transformational change. However, the synergies are just the first step. This proposed merger will allow the combined company to transform and reposition itself to achieve sustainable profitable growth in the face of secular headwinds.

We remain optimistic that the merger will close by the end of the 2013 calendar year. And we continue to work cooperatively with the FTC as it conducts its review of the proposed combination. Our OfficeMax management team is proud to be part of this historic opportunity for the two companies.

In the meanwhile, we remain focused on running our independent business and are confident that our second-half performance will be better than the first.

With that, we are now glad to take some questions. Deb, Steve and I are joined by Michael Lewis, head of our Retail business, John Kenning, head of North American Contract, Jim Barr, our Chief Digital Officer, Kim Feil, our Chief Marketing Officer, Ron Lalla, Chief Merchant, and Paul Hoelscher, Vice President of Treasury and Corporate Development.

QUESTION AND ANSWER

Operator

(Operator Instructions). Brad Thomas, KeyBanc Capital Markets.

Brad Thomas—KeyBanc Capital Markets—Analyst

Thanks. Good morning. I wanted to first ask about the Retail segments. Ravi, you noted that there was a group of stores that did have positive comps during the quarter. Could you just shed a little bit more light on what it was that helped those comps to be positive at those stores? Was it regional? Was it the weighting of who their customers are? What was it that stood out in those stores?

Ravi Saligram—OfficeMax, Inc.—President, CEO

Great question, Brad. We were encouraged to see that. Look, I’ll turn it over to Michael who can give you some color on it.

Michael Lewis—OfficeMax, Inc.—EVP, President of Retail

Sue. Thanks, Ravi. Brad, let me add some color. So as Ravi mentioned, the subset of stores, our positive comps, they are not driven by any competitive dynamic or geographical strengths or differences but they correlate to three core drivers in our business. And these three core drivers are really aligned very much to our current strategy and our initiatives around associate engagement, around customer satisfaction, and around services.

Ravi Saligram—OfficeMax, Inc.—President, CEO

I’d also add, I think, Brad, that one of the things as we look, the people factor is a big issue here. The store leadership, the district leadership and the regional VP, the strength of that has played a big role. And so we’re looking at those characteristics to see how do we roll that out. Michael and Steve Sunderland are doing that. And so, look, it all comes down to the customer experience, which is driven by people.

Brad Thomas—KeyBanc Capital Markets—Analyst

Great. And then two accounting housekeeping items if I could. On the Boise dividend, I know it was $72 million as a gross payout. Is there going to be a tax payment associated with that? I just want to make sure we are modeling in the right net cash benefit from that.

Deb O’Connor—OfficeMax, Inc.—Interim CFO

Right, so it is a taxable gain, but it will get swept into all of our earnings and credits and things like that, so it in itself is a taxable gain. But again, we have a lot of credits and depending on where our income comes in at this year will really show how much we owe on the federal side.

Brad Thomas—KeyBanc Capital Markets—Analyst

Still very nice to have, obviously. And lastly, with respect to the pension, Deb, I don’t know if the Company has commented on this in the past. But will there be any changes as you look out to 2014 from that change of control provision perhaps being triggered with respect to the pension?

And then secondly, I would imagine that your investments have performed well given how the markets have done. Any update on where the pension is in terms of its funded status at the six-month mark here?

Deb O’Connor—OfficeMax, Inc.—Interim CFO

Right. So, that’s right. There is nothing that would get triggered under the change of control or anything like that. The pension will just survive as it is.

And to your question on the overall return, as a reminder, at the end of the year, we had about a $300 million unfunded amount related to our pension plan. And it has improved due to the interest rate environment as well as the good return on those assets.

Brad Thomas—KeyBanc Capital Markets—Analyst

Great, thanks so much. I’ll turn it over to the next caller.

Ravi Saligram—OfficeMax, Inc.—President, CEO

Thanks Brad.

Operator

Christopher Horvers, JPMorgan.

Christopher Horvers—JPMorgan Chase & Co.—Analyst

Thanks and good morning. Ravi, could you talk about the confidence in the back-half outlook? How would you look at that between your comparisons, the cost efficiencies that you are driving in the business, and the initiatives to drive the topline, and any other buckets that you see there?

Ravi Saligram—OfficeMax, Inc.—President, CEO

Sure, Chris. I think, first of all, one of the key things that affected the first half was clearly our international subs, particularly Australia. And last year, Australia really performed well. This year, due to a combination of the economy and the government sector, they’ve struggled. So the Australian team under Charles Agee, our MD, have worked hard now to start realigning the cost base and also to start putting a bit more diversification.

So I think the Australian business we think will do better, at least from a margin standpoint as we get our costs more aligned.

Canada, we’ve got a new MD and we are really trying to work a bit more on the small business side and triggering that.

So — and then when we look across, I think one of the things that you’ve seen in the contract business, we saw some sequential improvement, albeit from a declining standpoint, but — and the fact that, in both businesses, in Retail — in US retail and US Contract, we held gross margins. When I look at all of that and the initiatives we are taking, we feel that the second half ought to be better from a profit performance, anyway, than the first half.

Christopher Horvers—JPMorgan Chase & Co.—Analyst

Understood. And then on the — digging in on the Retail side of the business, IT was down I think high single digits. So was that roughly 100 basis points of the roughly 300 basis point comp decline? And as you think about that business sequentially, do the stacks adjusted — at some point the PC business is going to run into in such an easy compare let’s say in the fourth quarter that that drag goes away, or is it tough to see that at this point?

Ravi Saligram—OfficeMax, Inc.—President, CEO

Michael, and then maybe Ron, you can provide some color on that.

Michael Lewis—OfficeMax, Inc.—EVP, President of Retail

Sure. Thanks, Ravi. This is Michael here. I’ll let Deb do the mathematics on the 100 to 300 and we can get back to you later on that. But if you look at the tech business, it was across not just the PC business but our ink and toner business.

And if you dig into the PC business, what is interesting is that we are improving that business’ performance with our assortment and marketing changes that we put in place over the last several months. Ron spoke about it several conference calls — earnings calls before.

Importantly, as we have addressed our tablet assortment and our e-reader assortment, as the dynamics of that market change, we are seeing that in this quarter that our units relative to a year ago are actually growing. And that’s an important sign of health within our business, although the ASP obviously is down.

Ron?

Ron Lalla—OfficeMax, Inc.—EVP, Chief Merchandising Officer

Good morning. I’ll just add to what Michael said. What we are trying to do to aid in terms of the PC arm market being soft is doing a lot of bundling. So for example, you’ll see that we have a lot of bundles that optimizes your PC. Our GoDaddy website added security to the bundle. Also our services, as Ravi has said in his remarks, we have introduced a lot of tech services, be it MyMedia or Carbonite, DT eradication, data transfers. So we believe that if we can focus on the services, we should be able, over time, to compensate for the decline in the PC arm space.

Christopher Horvers—JPMorgan Chase & Co.—Analyst

And then just stepping back, big picture, you talk about the trends in paper, ink, and toner. Do you think that the secular headwind of digitization that you referred to, do you think — is that something that’s just sort of a constant headwind, or is that headwind increasing or lessening (inaudible) margin, in your opinion? Thanks.

Ron Lalla—OfficeMax, Inc.—EVP, Chief Merchandising Officer

Yes, I believe it’s going to be a constant headwind that we will see in the industry. And that’s why we are focusing on growing our solution services over time so we can make up for that decline.

Ravi Saligram—OfficeMax, Inc.—President, CEO

I think it’s — these headwinds, the secular declines have been going on for some time, particularly paper, which has been going on for 20 years. I just think every year you start seeing a little bit more.

I think this whole — what’s probably — first, I think you had the shift from PCs to tablets, but I think that’s just a starting point. I just think it is when we are all on board and you see that people are moving from paper books to iPads or — so it’s really as you see it, there’s less and less paper. And when we talk to the paper companies, they are certainly seeing a little bit more acceleration than perhaps in the past. And this has obviously an impact on the other categories.

The key for us is we’ve got to focus on what we can control. And that’s why I am such a big champion of the services thing and to really become the enabler of small businesses, hence for us a real focus on services and new categories. Ron and his team are feverishly working on new categories, new product categories, that will start offsetting these downdrafts over a period of time.

Operator

Oliver Wintermantel. ISI Group.

Oliver Wintermantel—ISI Group—Analyst

Good morning guys. I know you commented on transactions, but maybe can you drill down and tell us how much traffic was down in Retail in Q2 and how that compares to the first quarter? Or in other words, did the traffic improve, or what’s the sequential improvement compared to the Q1 comps trend by ticket?

Ravi Saligram—OfficeMax, Inc.—President, CEO

Oliver, good morning. Michael?

Michael Lewis—OfficeMax, Inc.—EVP, President of Retail

Thanks Ravi. Thanks Oliver. As Deb had mentioned, in the second quarter, our comp sales were down 3.7% in US Retail. That was with a transaction count decline in the low single digits. Average ticket was flat. Our transaction decline is an improvement over the first quarter, and the first quarter was an improvement over the fourth quarter of last year. So, we are convinced that, although it is a challenging market, that our initiatives are paying off in terms of sequential improvement around our transactions.

Ron Lalla—OfficeMax, Inc.—EVP, Chief Merchandising Officer

And Oliver, we have not historically talked about traffic numbers. And I think the key, as I said, look, the whole industry I think has issues around traffic, and the key is, for us, is what we can control. That’s what we’re focused on very heavily with our associates is, look, give a great customer experience and improve conversion, because once people are already there, at least you can affect that. And in our lab stores, that’s what we really think is real emphasis on that, and it’s paying off. And that’s why, as I said, our lead flagship store where we are now been at it for several months, we are actually seeing significant positive comp growth relative to the rest of the chain, and also the delta between the chain is quite high. So those efforts on customer experience, creating experiences where people then say, okay, this is a great destination, I’d like to come and shop, that’s the emphasis that we are taking.

Oliver Wintermantel—ISI Group—Analyst

Thanks. Then just lastly, can you maybe comment on current trends into the quarter since the last quarter ended?

Ravi Saligram—OfficeMax, Inc.—President, CEO

Sorry, Oliver, I didn’t quite get your question. Would you mind repeating it please?

Oliver Wintermantel—ISI Group—Analyst

Sure. Just about current trends into the quarter since the second quarter ended.

Ravi Saligram—OfficeMax, Inc.—President, CEO

In the third quarter, okay.

Deb O’Connor—OfficeMax, Inc.—Interim CFO

I would point us right back to the outlook that we went through in our prepared remarks, which we’ve had the challenging times with our sales shortfalls and we anticipate that continuing here in the back half. So we are saying lower sales for the current year and current quarter and our adjusted operating income margin rates for the third quarter to be lower than the rate last year. And again I would say, for the full year, slightly lower adjusted operating income rate.

Ravi Saligram—OfficeMax, Inc.—President, CEO

Maybe we can just provide a little color, Ron, on back-to-school and — so how that’s going.

Ron Lalla—OfficeMax, Inc.—EVP, Chief Merchandising Officer

Thanks, Oliver. So back-to-school, as you know, started a couple of weeks ago. The big part of the back-to-school season is yet to come in the next forthcoming weeks. Our early indications have been that it still remains a very competitive arena. Our customers are shopping value, and we feel really good with the assortment that we have assembled for target customers, be it the college student. So right now, we feel good about the assortment we have for back-to-school and the pricing we have in the marketplace.

Deb O’Connor—OfficeMax, Inc.—Interim CFO

I would add one more thing too, which is July is typically a relatively slow month, smaller than — so the quarter will be made based on the back-to-school periods, which are later in the quarter.

Michael Lewis—OfficeMax, Inc.—EVP, President of Retail

This is Michael. This year, like last year, back-to-school weeks are pushed back, again with school start dates.

Ravi Saligram—OfficeMax, Inc.—President, CEO

On the Contract side, the key is we were encouraged that we restored our net new. We have been very proud of that. And John and his team worked hard on driving the new business to offset the losses.

I think our big challenge on Contract has been our existing business declines. As I said in the prepared remarks, the federal sector and the healthcare, we had declines there. And also one of our issues has been the mix because we are still heavily weighted towards large and enterprise customers, and that’s where the digitization of office comes into play. And that’s why we are so — we are pushing the SMB, but it will take time to scale this business. The early indications are positive, but over time, we want to get that mix shifted where, both from a margin perspective as well as just trying to drive that sales, we don’t want it so weighted in the large and enterprise side.

Oliver Wintermantel—ISI Group—Analyst

Thanks very much for the details.

Operator

Gary Balter, Credit Suisse.

Gary Balter—Credit Suisse—Analyst

Thank you. Just a follow-up first, and then a different question. You talked about the stores that you are pleased with are doing positive comps. Could you give us a little bit more on that in terms of how many are in that little bucket? And also, while the comps are positive, are you adding, because of the service side, are you adding a lot more labor? So what’s the impact on the earnings in the stores?

Ravi Saligram—OfficeMax, Inc.—President, CEO

Michael?

Michael Lewis—OfficeMax, Inc.—EVP, President of Retail

I don’t think we’ll comment on the number of stores that are in that subset. But in terms of the labor, there’s no additional labor that’s been added to those stores that have more positive comps than others. It’s principally around the things I mentioned upfront earlier, around the performance around our associates in terms of engagement, our store leadership capabilities of delivering an excellent customer experience, and our services developments.

Ravi Saligram—OfficeMax, Inc.—President, CEO

Look, the basis — I think we don’t want to specify the numbers for the basis enough that it’s not a handful. It gives us enough encouragement to really say there’s real good best practices here and good causal effects to give us confidence to talk about it.

Gary Balter—Credit Suisse—Analyst

How quickly could you roll that out to all your stores?

Ravi Saligram—OfficeMax, Inc.—President, CEO

Michael?

Michael Lewis—OfficeMax, Inc.—EVP, President of Retail

Good question. We are aggressively studying it. rolling out the components that are important. We are seeing improvements in our business every day. It will take some time.

Gary Balter—Credit Suisse—Analyst

Thank you. Is there a strategy for Australia and Canada? And possibly — like Mexico you didn’t mention, so I’m assuming Mexico is still doing fine. But what’s your thinking behind — because obviously what you mentioned on Australia, the macro is pretty well known and Canada also has some issues. So what are you thinking about in terms of ways to turn it around other than just cutting cost?

Ravi Saligram—OfficeMax, Inc.—President, CEO

Yes, I think, that’s a good question. First of all, what’s encouraging for me is if you look at sort of 2012, we really put a lot of fundamentals in place in Australia and drove a significant improvement in profits and actually started making traction in certain segments. Within Australia, in terms of the education sector, for instance, we had a good back-to-school from a topline perspective last year.

So I have — look. As a guy who has run global businesses for many years and in particular Australia, I have a lot of confidence that, in just Australia as a country, while it’s a small country, for years their economy did well when the rest of the world was in recession. Clearly, now there is a setback, given that the mining sector — it’s a very — Australia is a tale of two cities. There is the resources sector and the rest of the economy. The rest of the economy has been struggling, but on the back of the mining sector has done well.

Now that the Chinese economy seems to be slowing down a bit and that demand has come off, suddenly there’s — I think you are seeing some issues. But I do believe that at some point things will — first, the macro side will pick up. But I think our teams — we are right now just in the contract business there. There’s two players, ourselves and Staples. And I feel the team is making good progress. They have just launched a real effort into the print and document services, which is a big category, so they are leveraging our corporate customer connections. We’re also taking this to New Zealand.

So and in education, we continue to make progress. We had a big dependency on the government sector, and now the key is diversify out of there. And one of the things that they’re going to start looking at more is also the small business side.

So — and then New Zealand has been a steady performer for us over the years. This year, they’ve had their hiccups just again as things have softened, but I think it will come back. We are, in the contract business, the number one player with very strong customer relationships.

And in Canada, we’ve had issues, some executional issues in the past with our sales force. We brought in a new sales had who is doing well. Now, with bringing Ron in, I think it will all stabilize.

So I believe that, as an independent company, these three geographies are important for us. Combined, they are a still large profit contributor to the OfficeMax business.

Now, if we look fast-forward in a merge situation, Office Depot is not in these geographies and not in these three countries. They are in Europe. It really enables us to have a global footprint. So I think, on both bases, I see that the long-term prospects, that these are important markets, a short-term hiccup. We will get through it because that’s — what we all — this is a resilient team that understands the issues. The first point is getting the costs in line because we are just good at that, but the second part is really taking on and diversifying.

Gary Balter—Credit Suisse—Analyst

Thank you. One last one and I’ll get off. You’ve done a great job over the last few quarters of retaining, as you mentioned, the 92% it seems even 92%, 93% for a while. When you look at your merge partner without criticizing them, because I think they’re also doing a good job in some aspects, it seems that their retention rate sounds like it’s lower, though they don’t give you a number. What are you doing differently that’s allowing you to do so well in a competitive environment? And it looks like sustain margins in the US business at least?

Ravi Saligram—OfficeMax, Inc.—President, CEO

So I’ll answer the first part of the question and then turn it over to John. I really cannot comment on the Office Depot side, only that we are still competitors. And so on anything front-facing, we really do not exchange perspectives. And so I cannot really comment about their business. But I think I’ll let John comment about our business, and what we are doing to drive customer satisfaction and keep those retention rates.

John Kenning—OfficeMax, Inc.—EVP, President of Contract

Gary, your question is an excellent one. What we have done is we’ve built on our relationships with the customers. One of our key pillars in our key strategy for 2013 was all around customer satisfaction. So we have enabled the team with a number of initiatives to go out, meet with our customers, understand their needs, and really work very hard on that customer satisfaction piece, and really having a very open relationship with them and understanding what their needs are.

The second thing that we’ve done is we’ve implemented the strategy around our initiatives and our adjacencies. As you’ve seen in the comments Ravi made earlier, our facility products grew in the double digits. Our furniture business grew and also our print document services business is really starting to take off also. So when you look at it inside that customer base, as we continue to cross-sell, we build a stronger relationship across the customer and continue to retain them. So, we continue to focus on really building the relationship and keeping the relationship for long-term.

Ravi Saligram—OfficeMax, Inc.—President, CEO

The last comment there would be the adjacencies which we articulated in the strategic plan that John just mentioned. My view is that, at some point, the adjacencies have to become the core because the regular office — the traditional office products have been declining due to the secular issues. So adjacencies — to me, the mind shift we’re trying to create in the Company is, hey, don’t look at these as icing on the cake. They have to become the cake because that’s where the growth is, and additional adjacencies as we go forward.

With that, I’d like to make sure we take Matt’s question.

Operator

Michael Lasser, UBS.

Michael Lasser—UBS—Analyst

Matt, Michael, close enough. I wanted to follow up on that last topic just a bit. Your retention rate was 92%, similar to what it has been, but sales to existing customers are down. So, is there any evidence that some of your larger enterprise customers are starting to second source their office supplies in preparation for the merger, that there could be some disruption? Are you seeing any or hearing any evidence of that?

Ravi Saligram—OfficeMax, Inc.—President, CEO

John?

John Kenning—OfficeMax, Inc.—EVP, President of Contract

So we’ve really not seen any what I would say second sourcing of our enterprise and large customers. What we are seeing as we talked about earlier, the decline in ink and toner. And what we are working really hard to do is offset that with the adjacencies [whether those are] facility products. So when we are looking at the existing customer base, we have not seen a lot of second sourcing. We’ve seen slowdown in some of our core products, and that’s why we are attempting to shift to the adjacency products as Ravi talked about. If we can make that shift as we are with our largest customers, then we’ll continue to have the traction you’re starting to see in the business.

Ravi Saligram—OfficeMax, Inc.—President, CEO

This is where, look, our big strength and asset is this customer base. And as both you and Gary pointed out, that has been the source of our strength. The fact that despite these merger situations where some competitors will try to take advantage, we’ve been able to maintain it. But what we’ve got to do is — we have access, and what they want over time is one-stop shop. They want one delivery. So these adjacencies play a critical role, but that’s why I’m hammering within our Company the adjacencies have got to become the core.

Michael Lasser—UBS—Analyst

If I could have one follow-up question. It’s on the competitors who are coming in, aggressively going after the business. How are they doing it? Are they coming in hot on price? Are they trying to build relationships and disrupt some of your existing relationships? What is the nature of that competitive set? Thank you very much.

John Kenning—OfficeMax, Inc.—EVP, President of Contract

As we look at it from a competitive standpoint, everyone is trying to what I would call FUD, if you use that word, fear uncertainty and doubt, in the marketplace around the merger. What we’re doing to combat that is communicate. We’re doing a lot of time out with our large customers, with a number of the group purchasing agencies that we work with, making sure they understand that, as we go through this merger, we’re going to make sure we keep our customer satisfaction, we keep our on-time delivery stats that we’ve committed to them. We are having traction. We are maintaining our customer base, and as we are looking at that base, we are now transitioning that very strong base that Ravi talked about through our adjacencies. A lot of focus there, a number of different areas that we are continuing to work on. Now we’re going to start to look at other categories through Ron’s missions on the merchandising side to figure out how we can do more and more with that customer base. We’ve got a great customer base. They continue to support us, and we’re going to continue to support them.

Michael Lasser—UBS—Analyst

Thank you very much, and best of luck.

Ravi Saligram—OfficeMax, Inc.—President, CEO

First, apologies for — we screwed up your name royally. And our screen showed we thought it was Matt Fassler, so apologies.

Michael Lasser—UBS—Analyst

No need to apologize. I’ve been called a lot worse.

Ravi Saligram—OfficeMax, Inc.—President, CEO

No, no, no, we just want to get you right. So I’m very humbled. So sorry about that Michael. Thank you for your questions. Operator, do we have one more question?

Operator

Matt Fassler, Goldman Sachs.

Halley Goodman—Goldman Sachs—Analyst

This is actually Halley Goodman on behalf of Matt Fassler today. Do you think that the softer US Contract performance with existing corporate accounts reflect softer industry trends, or do you think this is more Company-specific at OfficeMax? And then we were also hoping you could just comment on the general competitive environment in US Contract.

Ravi Saligram—OfficeMax, Inc.—President, CEO

So let me quickly address it then turn it over to John. For us, look. I think, because compared to the traditional competitors in OSS, our weighting is probably very highly skewed to larger enterprise. It shows up more for us in the US. And that is — that’s something we’ve been wanting to change over time, and hence our piloting of our SMB initiative in the 12 key markets.

I think what we are seeing — and when you look at the product categories — ink and toner and paper, and based on what has been publicly reported by competitors and what you’ve seen from two or three companies who reported, I think we are seeing this as a general trend in terms of softening. The levels may be different based on their mix, but clearly in some of these products I think this is a little bit of a secular decline that is occurring.

So with that, John, do you want add anything?

John Kenning—OfficeMax, Inc.—EVP, President of Contract

Yes. I guess the one thing I would add is if you look at the marketplace, office products marketplace is a very competitive market place. It’s been a competitive marketplace. Whether it’s our large competitors or the independence out there, we continue to compete every day. We are continuing to make our offering better. We saw from quarter one to quarter two slight improvement, and we’re going to continue to drive that improvement.

And I think Ravi hit a really hot spot as our SMB team is starting to significantly increase the number of new accounts, new activations, that we are having in the marketplace. That will hopefully over time change our mix. And we’re going to continue to focus on our enterprise customers also and leverage that base with the new products and services that we are offering. That will be our success in the second half.

Ravi Saligram—OfficeMax, Inc.—President, CEO

I have a final comment on that. I think John in the team have done a good job that, despite everything, we have maintained gross margin. And that’s really the key here is how do you get to the appropriate level of margin, keeping retention?

The challenge is how do we get a little bit more adjacency into the existing customer while we continue to push forward on new business.

I think, Michael, are we done? Okay. Thank you very much everybody. We appreciate your being on the call. Onwards and upwards. Thank you.

Operator

This concludes today’s conference call. You may now disconnect.

FORWARD-LOOKING STATEMENTS

Certain statements made in this document and other written or oral statements made by or on behalf of OfficeMax and Office Depot constitute “forward-looking statements” within the meaning of the federal securities laws, including statements regarding both companies’ future performance, as well as management’s expectations, beliefs, intentions, plans, estimates or projections relating to the future. OfficeMax and Office Depot cannot guarantee that the macroeconomy will perform within the assumptions underlying their respective projected outlook; that their respective initiatives will be successfully executed and produce the results underlying their respective expectations, due to the uncertainties inherent in new initiatives, including customer acceptance, unexpected expenses or challenges, or slower-than-expected results from initiatives; or that their respective actual results will be consistent with the forward-looking statements and you should not place undue reliance on them. In addition, forward-looking statements could be affected by the following additional factors, among others, related to the business combination: the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement or the failure to satisfy closing conditions; the ability to obtain regulatory approvals or third-party approvals for the transaction and the timing and conditions for such approvals; the risk that the synergies from the transaction may not be realized, may take longer to realize than expected, or may cost more to achieve than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; the ability to successfully integrate the businesses; unexpected costs or unexpected liabilities that may arise from the transaction, whether or not consummated; the inability to retain key personnel; future regulatory or legislative actions that could adversely affect OfficeMax and Office Depot; and business plans of the customers and suppliers of OfficeMax and Office Depot. The forward-looking statements made herein are based on current expectations and speak only as of the date they are made. OfficeMax and Office Depot undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise. Important factors regarding OfficeMax and Office Depot that may cause results to differ from expectations are included in the companies’ respective Annual Reports on Form 10-K for the year ended December 29, 2012, under 1A “Risk Factors”, and in the companies’ other filings with the SEC.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities in any jurisdiction in connection with the proposed merger of OfficeMax with Office Depot or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. Office Depot has filed with the SEC a registration statement on Form S-4 that includes a definitive Joint Proxy Statement of Office Depot and OfficeMax that also constitutes a definitive prospectus of Office Depot. The registration statement was declared effective by the SEC on June 7, 2013. OfficeMax and Office Depot mailed the definitive Joint Proxy Statement/Prospectus to their respective shareholders in connection with the transaction on or about June 10, 2013. INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT OFFICE DEPOT, OFFICEMAX, THE TRANSACTION AND RELATED MATTERS. Investors and shareholders are able to obtain free copies of the definitive Joint Proxy Statement/Prospectus and other documents filed with the SEC by OfficeMax and Office Depot through the website maintained by the SEC at www.sec.gov. In addition, investors and shareholders are able to obtain free copies of the definitive Joint Proxy Statement/Prospectus and other documents filed by OfficeMax by contacting OfficeMax Investor Relations at 263 Shuman Blvd., Naperville, Illinois 60563 or by calling 630-864-6800, and are able to obtain free copies of the definitive Joint Proxy Statement/Prospectus and other documents filed by Office Depot with the SEC by contacting Office Depot Investor Relations at 6600 North Military Trail, Boca Raton, FL 33496 or by calling 561-438-7878.